                                  EXHIBIT 11

                           SEATTLE FILMWORKS,  INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                                               Second Quarter Ended                Six Months Ended
                                                             ------------------------          -------------------------
                                                              March 29,     March 30,          March 29,       March 30,
                                                                1997          1996               1997             1996
========================================================================================================================

COMPUTATION OF PRIMARY EARNINGS PER SHARE:
----------------------------------------------------

Weighted average shares outstanding                           16,278,331    16,141,703          16,265,623    16,116,119

Net effect of dilutive stock options based on the
 treasury stock method using average market price              1,483,578     1,566,205           1,531,880     1,567,692
                                                              ----------    ----------          ----------    ----------

Total shares and equivalents                                  17,761,909    17,707,908          17,797,503    17,683,811
                                                              ==========    ==========          ==========    ==========

Net income                                                    $1,145,925      $503,461          $2,502,844    $1,454,172
                                                              ==========    ==========          ==========    ==========

PRIMARY EARNINGS PER SHARE                                          $.06          $.03                $.14          $.08
                                                                    ====          ====                ====          ====

COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE:
------------------------------------------------

Weighted average shares outstanding                           16,278,331    16,141,703          16,265,623    16,116,119

Net effect of dilutive stock options based on the
 treasury stock method using the higher of quarter-end
 market price or average market price                          1,483,578     1,630,377           1,531,880     1,649,917
                                                              ----------    ----------          ----------    ----------

Total shares and equivalents                                  17,761,909    17,772,080          17,797,503    17,766,036
                                                              ==========    ==========          ==========    ==========

Net income                                                    $1,145,925      $503,461          $2,502,844    $1,454,172
                                                              ==========    ==========          ==========    ==========

FULLY DILUTED EARNINGS PER SHARE                                    $.06          $.03                $.14          $.08
                                                                    ====          ====                ====          ====

Note - All share data has been retroactively restated to reflect a three-for-two stock split effected in the form of a stock dividend on March 17, 1997.

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